UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 2, 2007

NALCO HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-32342	16-1701300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 W. Diehl Rd., Naperville, IL    60563

630-305-1000

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 2, 2007, Nalco Holding Company announced that Dr. William H. Joyce, 71, has stated his intention to retire as Chairman and Chief Executive Officer on December 30, 2007. The Company stated that it is commencing a search for a new CEO.  A committee of independent directors will oversee the search process. The committee will consider both internal and external candidates for the role. Dr. Joyce has committed to work with the Board and management in transitioning to his successor through March 31, 2008.

Nalco also stated it has entered into an amended Employment and Consulting Agreement with Dr. Joyce concerning his remaining service as CEO, his consulting services in 2008 and certain compensation matters. The amended Employment and Consulting Agreement includes the following provisions:

Dr. Joyce will continue in the employ of the Company until his retirement date on December 30, 2007.  Following his retirement, Dr. Joyce will serve as a consultant to the Board of Directors through March 31, 2008.

Dr. Joyce will receive a monthly consulting fee of approximately $183,000 for his work as a consultant during the first three months of 2008.

Dr. Joyce will continue to receive his regular salary, cash bonus opportunity and perquisites until his retirement.  After his retirement, he will continue to receive his current insurance/death benefits and secretarial support for 5 years.  He will also retain his company car.

Dr. Joyce will receive a grant of $12 million of restricted shares, which will be subject to performance conditions and the Board’s reasonable satisfaction with Dr. Joyce’s assistance and support in the CEO search and transition process.

Dr. Joyce will be subject to various covenants for 24 months following his retirement, including non-competition, non-solicitation and standstill covenants.  Dr. Joyce will also deliver to the Company a general release.

The agreement with Dr. Joyce also resolves a disagreement relating to his previously granted equity incentives.  Dr. Joyce believes that his outstanding equity incentives under the Nalco LLC 2004 Unit Plan did not comport with a commitment made to him in connection with his hiring as CEO in 2003.  In this regard, Dr. Joyce advised the Board that he believed he was entitled to receive additional incentives under the plan having a value of approximately $20 million.  The Board has reviewed the matter with the assistance of its counsel.  Although the Board does not agree with Dr. Joyce’s position, the Board decided that it is in the best interests of the Company to resolve the matter at this time.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.
The following exhibit is furnished pursuant to Item 9.01 of Form 8-K:

	(99.1)	Amended and Restated Employment and Consulting Agreement with Dr. William H. Joyce.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

NALCO HOLDING COMPANY

/s/ Stephen N. Landsman
Secretary

Date: November 2, 2007